As filed with the Securities and Exchange Commission on February 25, 2011

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CONTANGO ORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3431051
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

(Address of principal executive offices) (Zip Code)

Contango ORE, Inc. 2010 Equity Compensation Plan

(Full title of the Plan)

Kenneth R. Peak

Contango ORE, Inc.

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

(Name and address of agent for service)

(713) 960-1901

(Telephone number, including area code, of agent for service)

WITH COPIES TO

Richard A. Shortz, Esq.

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, 22nd Floor

Los Angeles, California 90071

(213) 612-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Contango ORE, Inc. 2010 Equity Compensation Plan Common Stock, $0.01 par value	1,000,000 shares	$17.569	$17,569,182	$2,040
Aggregate Amount to be Registered:	1,000,000 shares	Aggregate Registration Fee $2,040

(1)	Represents shares of the Registrant’s common stock available for issuance pursuant to the Contango ORE, Inc. 2010 Equity Compensation Plan. In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of shares being registered shall include an indeterminate number of additional shares of the Registrant’s common stock which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Contango ORE, Inc. 2010 Equity Compensation Plan.
(2)	With respect to awards that have previously been issued under the plan, the actual price has been used to compute the maximum offering price pursuant to Rule 457(h)(1). For the remaining shares issuable under the plan, the maximum offering price is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee using the average of the high and low selling prices per share of Registrant’s common stock on the OTC Bulletin Board on February 24, 2011.
(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .0001161.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Securities and Exchange Commission or its staff a copy or copies of all of the documents included in such file.

I-1

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Contango ORE, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Registration Statement on Form 10 initially filed on September 29, 2010, as amended by Amendment No. 1 filed on November 12, 2010, and as amended by Amendment No. 2 filed on November 26, 2010, each filed pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Registration Statement on Form 10, as amended, referred to in (a) above; and

(b)	The description of the common stock of the Registrant contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that such person is fairly and reasonably entitled to indemnification.

The Certificate of Incorporation and Bylaws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. Applicable law permits indemnification for all matters (including those asserted in derivative actions) except for those determined by a court to have constituted willful misconduct or recklessness.

The Company has obtained directors’ and officers’ liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1*	Contango ORE, Inc. 2010 Equity Compensation Plan

5.1	Opinion and Consent of Morgan, Lewis & Bockius, LLP

23.1	Consent of UHY LLP

23.2	Consent of Morgan, Lewis & Bockius, LLP (contained in Exhibit 5.1)

24	Power of Attorney. Reference is made to page II-5 of this Registration Statement.

*	Exhibit 4.1 is incorporated by reference to Exhibit 10.3 of the Registration Statement of the Registrant on Form 10 (No. 000-54136).

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2010 Equity Compensation Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 25th day of February, 2011.

CONTANGO ORE, INC.

By:	/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Kenneth R. Peak, as Chairman of the Board, President and Chief Executive Officer, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ KENNETH R. PEAK	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	February 25, 2011
Kenneth R. Peak

/s/ SERGIO CASTRO	Vice President, Chief Financial Officer and Secretary (principal financial officer)	February 25, 2011
Sergio Castro

/s/ YAROSLAVA MAKALSKAYA	Vice President and Controller (principal accounting officer)	February 25, 2011
Yaroslava Makalskaya

/s/ JOSEPH S. COMPOFELICE	Director	February 25, 2011
Joseph S. Compofelice

/s/ JOSEPH G. GREENBERG	Director	February 25, 2011
Joseph G. Greenberg

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1*	Contango ORE, Inc. 2010 Equity Compensation Plan

5.1	Opinion and Consent of Morgan, Lewis & Bockius, LLP

23.1	Consent of UHY LLP

23.2	Consent of Morgan, Lewis & Bockius, LLP (contained in Exhibit 5.1)

24	Power of Attorney. Reference is made to page II-5 of this Registration Statement.

*	Exhibit 4.1 is incorporated by reference to Exhibit 10.3 of the Registration Statement of the Registrant on Form 10 (No. 000-54136).